AMERISOURCEBERGEN CORPORATION
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
(As Amended and Restated on March 2, 2018)

I.	PURPOSE OF THE PLAN

This Employee Stock Purchase Plan is intended to promote the interests of AmerisourceBergen Corporation (the “Company”) by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan intended to meet the requirements of section 423 of the Code.
Capitalized terms herein shall have the meanings assigned to such terms in Article XII.

II.	ADMINISTRATION OF THE PLAN

A.The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate in order to implement the Plan or to comply with the requirements of section 423 of the Code. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

B.The Plan Administrator may authorize one or more offerings under the Plan that are not designed to comply with the requirements of Code Section 423 but with the requirements of the foreign jurisdictions in which those offerings are conducted. Such offerings shall be separate from any offerings designed to comply with the Code Section 423 requirements but may be conducted concurrently with those offerings. In no event, however, shall the terms and conditions of any offering contravene the express limitations and restrictions of the Plan, and to the extent required by Code Section 423, the participants in each separate offering shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

III.STOCK SUBJECT TO PLAN

A.The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 4,000,000 shares as of the effective date of the Plan.

B.Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV.PURCHASE/HOLDING PERIODS

A.Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.Except as otherwise provided in Section X or as otherwise provided by the Plan Administrator, each purchase period shall have a duration of six (6) months. The start date and end date for each purchase period shall be established by the Plan Administrator from time to time.

C.Except as otherwise provided by the Plan Administrator, a Participant may not dispose of any share of Common Stock purchased under the Plan prior to six months after the transfer of the share to the Participant.

V.ELIGIBILITY

A.Each individual who (i) is an Eligible Employee on the start date of any purchase period and (ii) has completed thirty (30) days of service (or such other period of service as determined by the Plan Administrator) with the Company or any Corporate Affiliate prior to such start date shall be eligible to participate in the Plan for that purchase period on such start date.

B.Each U.S. corporation that is a Corporate Affiliate as of the date of amendment and restatement of this Plan has been designated as a Participating Company. Each U.S. corporation that becomes a Corporate Affiliate after the date of amendment and restatement of this Plan shall automatically become a Participating Company effective as of the start date of the first purchase period coincident with or next following the date on which it becomes such a Corporate Affiliate, unless the Plan Administrator determines otherwise prior to the start date of that purchase period. Any other corporation that is a Corporate Affiliate as of the date of amendment and restatement of this Plan or becomes a Corporate Affiliate after the date of amendment and restatement of this Plan and any Corporate Affiliate whose participation in the Plan is delayed by the Plan Administrator under the preceding sentence shall become a Participating Company when authorized by the Plan Administrator to extend the benefits of the Plan to its Eligible Employees.

C.To participate in the Plan for a particular purchase period, the Eligible Employee must complete and submit enrollment forms prescribed by the Plan Administrator (including a payroll deduction authorization and Stock Purchase Agreement) in accordance with enrollment procedures prescribed by the Plan Administrator (which may include accessing a third party administrator’s website and enrolling electronically) on or before the start date of the purchase period. Unless otherwise specified by the Plan Administrator, once an Eligible Employee timely submits the properly completed enrollment forms, his or her participation in the Plan will automatically remain in effect from one purchase period to the next in accordance with his or her payroll deduction authorization (including his or her designated rate of payroll deduction) unless and until such Eligible Employee withdraws from the Plan, changes the rate of his or her payroll deduction or his or her employment status changes.

VI.PAYROLL DEDUCTIONS

A.The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Base Salary paid to the Participant during each purchase period, up to a maximum of twenty-five percent (25%) unless the Plan Administrator establishes a different maximum percentage prior to the start date of the applicable purchase period (subject to the limitations of Section VII). The deduction rate so authorized shall continue in effect for the entire purchase period except for changes effected in accordance with the following guidelines:

(i)The Participant may, at any time during the purchase period, reduce his or her rate of payroll deduction to become effective as soon as possible after submitting the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one such reduction per purchase period.

(ii)The Participant may at any time reduce his or her rate of payroll deduction under the Plan to 0%. Such reduction shall become effective as soon as possible after submitting the appropriate form with the Plan Administrator. The Participant’s existing payroll deductions shall be applied to the purchase of shares of Common Stock on the next scheduled Purchase Date unless the Participant’s participation in the Plan has terminated in accordance with Section VII.F.

(iii)The Participant may, at any time during the purchase period, increase the rate of his or her payroll deduction (up to the maximum percentage limit for that purchase period) to become effective for the next purchase period.

B.Payroll deductions shall begin on the first pay day administratively feasible following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account unless otherwise required by the terms governing that purchase period. Unless the Plan Administrator determines otherwise prior to the start of the applicable purchase period, the amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for general corporate purposes.

C.Payroll deductions collected in a currency other than U.S. Dollars shall be converted into U.S. Dollars on the last day of the purchase period in which collected, with such conversion to be based on an exchange rate determined by the Plan Administrator in its sole discretion.

D.Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

E.To the extent necessary to comply with local law, the Plan Administrator may permit Participants in one or more offerings to make contributions to the Plan by means other than payroll deductions.

VII.PURCHASE RIGHTS

A.Grant of Purchase Right. A Participant shall be granted a separate purchase right on the start date of each purchase period in which he or she participates. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of section 424(d) of the Code) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.
B.Exercise of the Purchase Right. Each purchase right shall be automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions below) on such date. The purchase shall be affected by applying the Participant’s payroll deductions for the purchase period ending on such Purchase Date to the purchase of whole and fractional shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for that purchase period. Notwithstanding the foregoing, the Plan Administrator may exercise discretion in the treatment of any fractional shares including, without limitation, electing to refund payroll deductions attributable to fractional shares to the Participant as soon as administratively practicable or hold such amounts for the purchase of Common Stock as the next Purchase Date in lieu of purchasing fractional shares on behalf of the Participant.

C.Purchase Price. Effective with the purchase period commencing on July 1, 2018 and until such time as otherwise determined by the Plan Administrator, the purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date shall be equal to eighty-five percent (85%) of the Fair Market Value per share of Common Stock on that Purchase Date. However, the Plan Administrator may prior to the start of any purchase period establish a different purchase price per share at which Common Stock will be purchased on the Participant’s behalf on the Purchase Date for that purchase period, but in no event shall such purchase price be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of that purchase period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D.Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of shares obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period ending with that Purchase Date by the purchase price in effect for that Purchase Date. Notwithstanding the foregoing and subject to the limitations described in Article VIII, no participant may purchase more than 2,000 shares of Common Stock on a Purchase Date. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any purchase period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant on the Purchase Date for that purchase period.

E.Excess Payroll Deductions. Any payroll deductions not applied to the purchase of Common Stock by reason of any limitation on the maximum number of shares purchasable by the Participant on the Purchase Date (whether such limitation is pursuant to Section VII.D, Article VIII or otherwise) shall be promptly refunded.

F.Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

(i)A Participant may, no later than fifteen (15) days (or such other period as determined by the Plan Administrator) prior to a Purchase Date for a purchase period, terminate his or her outstanding purchase right by submitting the prescribed form in accordance with procedures prescribed by the Plan Administrator (which may include accessing a third party administrator’s website and electronically electing to withdraw), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the purchase period in which such termination occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

(ii)The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (in accordance with procedures prescribed by the Plan Administrator) on or before the start date of the new purchase period.

(iii)Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the purchase period in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the election, exercisable up until the last business day of the purchase period in which such leave commences, to (a) withdraw all the funds in the Participant’s payroll account at the time of the commencement of such leave or (b) have such funds held for the purchase of shares at the end of such purchase period. In no event, however, shall any further payment deductions be added to the Participant’s account during such leave. Upon the Participant’s return to active service (x) within three (3) months following the commencement of such leave; or (y) prior to the expiration of any longer period for which such the Participant is provided with reemployment rights by statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began. An individual who returns to active employment following a leave of absence which exceeds in duration the applicable (x) or (y) time period above will be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (in accordance with procedures prescribed by the Plan Administrator) on or before the start of the purchase period.

G.Proration of Purchase Rights. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

H.Change in Control. In the event that a Change in Control occurs during a purchase period, the Plan Administrator may take such action as it deems appropriate, including (without limitation) (i) provide that each outstanding purchase right will terminate as of a date prior to the effective date of the Change in Control and all payroll deductions of each Participant accumulated during such purchase period (and not previously applied to the purchase of shares) shall be refunded to the Participant; (ii) provide that a Purchase Date shall automatically occur immediately prior to the effective date of the Change in Control, and each purchase right outstanding at that time shall thereupon be exercised by applying the payroll deductions of each Participant for the purchase period in which such Change in Control occurs to the purchase of shares of Common Stock at the purchase price per share in effect for that purchase period pursuant to the purchase price formula provisions of Section VII.C. or (iii) provide that each outstanding purchase right will be assumed or an equivalent right will be substituted by the successor corporation (or parent or subsidiary thereof).

I.ESPP Brokerage Account. The Plan Administrator shall have the discretionary authority to require that the shares purchased on behalf of each Participant be deposited directly into a brokerage account which the Corporation shall establish for the Participant at a Corporation-designated brokerage firm (the “ESPP Brokerage Account”). Except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the Participant's Entry Date into the offering period in which the shares were purchased and (ii) the end of the one (1)-year measured from the actual purchase date of those shares. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

The foregoing procedures shall not in any way limit when the Participant may sell his or her shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Brokerage Account. In addition, the Participant may request a stock certificate or share transfer from his or her ESPP Brokerage Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account for use as collateral for a loan, unless those shares have been held for the required holding period.
The foregoing procedures shall apply to all shares purchased by the Participant under the Plan, whether or not the Participant continues in Employee status.
J.Assignability. During the Participant’s lifetime, the purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant (other than by will or the laws of descent).

K.Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.ACCRUAL LIMITATIONS

A.No participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of section 423 of the Code) of the Company or any Corporate Affiliate, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate

Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.For purposes of applying such accrual limitations, the following provisions shall be in effect:

(i)The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted.

(ii)No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to $25,000 worth of Common Stock (determined on the basis of the Fair Market Value of such stock on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C.If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase right shall be promptly refunded.

D.In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.EFFECTIVE DATE AND TERM OF THE PLAN

A.The Plan was adopted by the Board on November 11, 2010 and became effective on July 1, 2011.

B.The Plan was amended and restated on May 14, 2015 to (i) amend the procedure for designating Participating Companies, (ii) allow for the purchase of fractional shares, and (iii) make certain other changes to reflect the manner in which the Plan is implemented and operated.

C.The Plan was amended and restated by the Board on November 16, 2017, subject to approval of the Company’s stockholders at the 2018 Annual Stockholders Meeting to (i) amend the purchase price formula for the purchase of shares, (ii) extend the term of the Plan from July 1, 2021 to July 1, 2028, (iii) amend the stockholder approval provisions to reflect best practices as permitted by current laws and regulations, (iv) change the name of the Plan to the AmerisourceBergen Corporation Employee Stock Purchase Plan and (v) make certain other technical revisions as appropriate to bring the Plan into compliance with best practices and facilitate plan administration.

D.Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) July 1, 2028, (ii) the date on which all shares available for issuance under the Plan have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.

X.AMENDMENT OF THE PLAN

The Board may alter, amend, suspend or discontinue the Plan at any time. However, the Board may not, without the approval of the Company’s stockholders, (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization or (ii) change the class of corporations that may be designated as participating companies under the Plan.

XI.	GENERAL PROVISIONS

A.All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

B.Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C.The provisions of the Plan shall be governed by the laws of the Commonwealth of Pennsylvania, without resort to that Commonwealth’s conflict-of-laws rules.

XII.DEFINITIONS

The following definitions shall be in effect under the Plan:
A.1933 ACT shall mean the Securities Act of 1933, as amended.

B.BASE SALARY shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in the Plan, plus any pre-tax contributions made by the Participant to any cash-or-deferred arrangement that meets the requirements of section 401(k) of the Code or any cafeteria benefit program that meets the requirements of section 125 of the Code, now or hereafter established by the Company or any Corporate Affiliate. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than contributions subject to sections 401(k) and 125 of the Code) made on the Participant’s behalf by the Company or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

C.BOARD shall mean the Company’s Board of Directors.

D.CHANGE IN CONTROL shall be deemed to have occurred if:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 35% of the voting power of the then outstanding securities of the Company, and such person owns more aggregate voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors than any other person;

(ii)The consummation of (x) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (y) a sale or other disposition of all or substantially all of the assets of the Company, or (z) a liquidation or dissolution of the Company; or

(iii)A change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least two-thirds of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.

E.CODE shall mean the Internal Revenue Code of 1986, as amended.

F.COMMON STOCK shall mean the Company’s common stock.

G.COMPANY shall mean AmerisourceBergen Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of AmerisourceBergen Corporation, which shall, by appropriate action, adopt the Plan.

H.CORPORATE AFFILIATE shall mean any parent or subsidiary of the Company (as determined in accordance with Code Section 424, whether now existing or subsequently established or acquired).

I.ELIGIBLE EMPLOYEE shall mean any person who is engaged, on a regularly-scheduled basis of more than twenty (20) hours per week for more than five (5) months per calendar year, in the rendition of personal services to any Participating Company as an employee for earnings considered wages under section 3401(a) of the Code; provided, however, that the Plan Administrator may, prior to the start of the applicable purchase period, waive one or both of the twenty (20) hour and five (5) month service requirements.

J.EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended.

K.FAIR MARKET VALUE per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L.PARTICIPANT shall mean any Eligible Employee of a Participating Company who is actively participating in the Plan.

M.PARTICIPATING COMPANY shall mean the Company and each Corporate Affiliate that is authorized, in accordance with Section V.B. of the Plan, to extend the benefits of the Plan to its Eligible Employees.

N.PLAN shall mean AmerisourceBergen Corporation Employee Stock Purchase Plan (previously known as the AmerisourceBergen Corporation 2011 Employee Stock Purchase Plan), as set forth in this document.

O.PLAN ADMINISTRATOR shall mean a committee of two (2) or more Board members appointed by the Board to administer the Plan. Unless otherwise designated by the Board, the Plan Administrator shall be the Compensation and Succession Planning Committee of the Board as constituted by the Board from time to time.

P.PURCHASE DATE shall mean the last business day of each purchase period.